FORM 4

             U.S. SECURITIES AND EXCHANGE COMMISSION
                      Washington, D.C. 20549

           STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

       Filed pursuant to Section 16(a) of the Securities
                      Exchange Act of 1934


1. Name and Address of Reporting Person:


 Meirisch                         Barbara
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(Last)                           (First)

26 Hampshire Drive     Hudson         NH               03051
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(Street)               (City)       (State)             (Zip)

2. Issuer Name and Ticker or Trading Symbol:

   Micronetics Wireless, Inc./NOIZ
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3. IRS or Social Security Number of Reporting Person (Voluntary):

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4. Statement for Month/Year:

 July/2002
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5. If Amendment, Date of Original (Month/Year):

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6. Relationship of Reporting Person to Issuer (Check all
applicable):

   [X]  Director

   [ ]  10% Owner

   [ ]  Officer (give title below)

   [ ]  Other (Specified below)


Table I - Non-Derivative Securities Acquired, Disposed of, or
Beneficially Owned:

1. Title of Security:

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2. Transaction Date:

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(Month/Day/Year)

3. Transaction Code:

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4. Securities Acquired (A) or Disposed of (D):
Amount            (A) or (D)           Price

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5. Amount of Securities Beneficially Owned at End of Month:

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6. Ownership Form-Direct (D) or Indirect (I):

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7. Nature of Indirect Beneficial Ownership:

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Table II - Derivative Securities Acquired, Disposed of, or
Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities):

1. Title of Derivative Security:

   Common Stock
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2. Conversion or Exercise Price of Derivative Security:

    $2.20
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3. Transaction Date (Month/Day/Year):

       07/22/02
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4. Transaction Code:

      A
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5. Number of Derivative Securities Acquired (A) or Disposed of
(D):

       2,500 (A)
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6. Date Exercisable and Expiration Date (Month/Day/Year):

  07/22/03                                07/22/05
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(Date Exercisable)                   (Expiration Date)

7. Title and Amount of Underlying Securities:

Common Stock                            2,500
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(Title)                          (Amount of Number of Shares)

8. Price of Derivative Security:

        -
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9. Number of Derivative Securities Beneficially Owned at End of
Month:

       23,500
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10. Ownership Form of Derivative Security: Direct (D) or Indirect
(I):

        D
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11. Nature of Indirect Beneficial Ownership:

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Explanation of Responses:

/s/Barbara Meirisch                             8/7/02
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Signature of Reporting Person                    Date